EXHIBIT H.2

PROPOSED FORM OF NOTICE
(Release No. 35 - _______ ; 70-9755)

   Northeast Utilities ("NU"), 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, a registered holding company, its service company subsidiary, Northeast Utilities Service Company ("NUSCO"), Hartford, Connecticut 06141-0270, and certain of its public utility and nonutility subsidiary companies (together, "Subsidiaries"), Western Massachusetts Electric Company ("WMECO") and The Quinnehtuk Company, both located at 174 Brush Hill Avenue, West Springfield, Massachusetts, 01090-0010; The Connecticut Light and Power Company ("CL&P"), NU Enterprises, Inc., Northeast Generation Service Company, E.S. Boulos Company ("Boulos"), Woods Electrical Co., Inc. ("Woods"), Woods Network Services, Inc. ("Woods Network"),
Northeast Generation Company ("NGC"), Select Energy, Inc., Select Energy New York, Inc. ("SENY"), Mode 1 Communications, Inc. ("Mode 1"), Northeast
Nuclear Energy Company, The Rocky River Realty Company, Yankee Energy System, Inc. ("YES"), Yankee Gas Services Company ("Yankee Gas"), Yankee Energy Financial Services Company, Yankee Energy Services Company and NorConn Properties, Inc., all located at 107 Selden Street, Berlin, Connecticut
06037; Holyoke Water Power Company ("HWP"), One Canal Street, Holyoke, Massachusetts 01040; Public Service Company of New Hampshire ("PSNH") and North Atlantic Energy Corporation ("NAEC"), located at Energy Park, 780 North Commercial Street, Manchester, CT 03101; and Select Energy Services, Inc., formerly HEC, Inc., 24 Prime Parkway, Natick, Massachusetts 01760 (together with NU and NUSCO, "Applicants") have filed an amendment to their application-declaration under sections 6(a), 7, 9(a), 10, 12(b), 13, 32 and 33 of the Act and rules 43, 45, 52, 54, 90 and 91 under the Act.

By order dated December 28, 2000 (Holding Co. Act Release No. 27328) issued by the Commission in this File No. 70-9755 (the "Prior Order"), the Applicants were authorized to continue participation in the NU system money pool arrangement ("NU Money Pool"), and, to the extent not exempt under Rules 45(b) and 52, to enter into short-term debt transactions with NU and extend credit to (and acquire promissory notes from) each other through their participation in the NU Money Pool, through June 30, 2003. In addition, authorization was granted in the Prior Order for CL&P, WMECO, PSNH, YES and Yankee Gas (collectively, the "Utility Borrowers") and NU to issue notes or commercial paper to unaffiliated third parties to evidence short-term debt up to specified limits and within specified parameters.

     The Applicants now request that the Commission issue an order in this file granting: (i) an extension through June 30, 2007 (the "New Authorization Period"), of the authorizations granted by the Commission in the Prior Order concerning (a) the issuance of notes or commercial paper by NU and the Utility Borrowers to unaffiliated third parties to evidence short-term debt, (b) the respective short-term debt limits of NU and the Utility Borrowers and (c) participation by the Applicants in the NU System Money Pool as described herein, (ii) authorization for NU and the Utility Borrowers to enter into Interest Rate Hedges (as described therein), (iii) authorization for Boulos, Woods and SENY to participate in the NU Money Pool as both borrowers and lenders and authorization for Woods Network to participate in the NU Money Pool solely as a lender, and (iv) the acquisition by NU and the Utility Borrowers, directly or indirectly, of the equity securities of one or more corporations, trusts, partnerships or other entities (each a "Financing Subsidiary") created specifically for the purpose of facilitating the financing of the authorized and exempt activities of NU and the Utility Borrowers through the issuance of short-term debt, including commercial paper, to third parties and the transfer of the proceeds of such financings to the parent of such financing subsidiary

   The Applicants propose that any Notes issued by NU or the Borrowers, directly or through a Financing Subsidiary, will bear interest at a rate not exceeding 500 basis points over the base rate in effect from time to time of the lending institution or the base rate of a representative institution. The Notes may be secured or unsecured and will mature no later than 364 days from the date of their issuance. The Applicants further propose that commercial paper issued by NU, WMECO, CL&P, Yankee Gas and PSNH, directly or through a Financing Subsidiary, will be issued at rates not exceeding the annual rate prevailing at the time of issuance for commercial paper of comparable qualities and maturities. The Applicants state that none of the companies will issue commercial paper unless the effective cost of commercial paper will be equal to or less than that for the issuance of other short-term debt in an amount at least equal to the principal amount of commercial paper proposed to be issued.

   The Applicants finally propose, through the New Authorization Period, that the Subsidiaries, including Boulos, Woods and SENY, be authorized to borrow from NU and each other, and to lend to each other, through the Money Pool, as authorized in the Prior Order and subject to the Debt Limitation and that NU, Woods Network, Mode 1 and YES be authorized to lend into but not borrow from the Money Pool. <FN1> NUSCO will continue to administer the Money Pool under the same terms and conditions approved by the Commission in the Prior Order. The Applicants also request that reservation of jurisdiction over unlimited borrowing authority for the Non-utility Subsidiaries through the Money Pool be released. The Applicants state that all other terms, conditions, limitations and reporting obligations contained in the Prior Order will apply to the proposed transactions.

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

<FN1>  Currently, an order of the Massachusetts Department of
Telecommunications and Energy limits WMECO's authority to make loans under the Money Pool to CL&P and HWP and three nonutility subsidiaries. WMECO has requested that the Commission reserve jurisdiction over its authority to lend to other Money Pool participants, pending completion of the record. WMECO is not prohibited by state law from borrowing from the Money Pool.


   For the Commission, by the Division of Investment Management, pursuant to delegated authority.